Exhibit 10.3

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
BETWEEN
SOFTBRANDS, INC.
AND
RANDY B. TOFTELAND

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is made effective as of January 1, 2004 (“Effective Date”), by and between SoftBrands, Inc., a Delaware corporation (the “Company”) and Randy B. Tofteland (the “Executive”), collectively referred to herein as the “parties.”

WHEREAS, the Company and Executive have heretofore entered into that certain Employment Agreement dated as of January 1, 2002;

WHEREAS, the duties of Executive have increased and the Executive has been promoted and the Company wishes to reflect such increased duties and provide for terms of employment commensurate with such increased position.

NOW, THEREFORE, for and in consideration of the mutual promises and conditions made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
EMPLOYMENT AND TERM OF EMPLOYMENT

1.1          Employment and Term.  The Company hereby employs Executive to render full-time services to the Company, subject to Section 2.2 of the Agreement, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, upon the terms and conditions set forth below, from the date of this Agreement until the employment relationship is terminated in accordance with the provisions of this Agreement.  This Agreement is for a term of one (1) year (the “Stated Term”) unless renewed or terminated earlier as provided for herein (the “Employment Term”).

1.2          Renewal.  This Agreement will be automatically renewed for an additional one (1) year period (without any action by either party) at the end of the Stated Term and on each anniversary thereof (“Renewal Period”), unless one party gives to the other written notice sixty (60) days in advance of the beginning of any of the Renewal Period that this Agreement is to be terminated.

1.3          Acceptance.  Executive hereby accepts employment with the Company and agrees to devote his full-time attention and best efforts to rendering the services described below.  The Executive shall accept and follow the direction and authority of the Board in the performance of his duties, and shall comply with all existing and future regulations applicable to employees of the Company and to the Company’s business.

1.4          Termination of Prior Agreements.  Upon execution of this Agreement all prior employment and/or consultant agreements between Executive and the Company or its subsidiaries shall be deemed terminated (including, without limitation, that certain Employment Agreement dated as of January 1, 2002) and there shall be no right to severance or other related benefits thereunder; provided, however, that the foregoing will not apply to any obligation of the Company or any of its subsidiaries under that certain Indemnification Agreement dated as of January 1, 2002, or to otherwise indemnify Executive against any losses, costs, damages or expenses in accordance with the charter documents of the Company or any of its subsidiaries or applicable law or regulation.

ARTICLE II
DUTIES OF EMPLOYEE

2.1          General Duties.  Executive shall serve as President and Chief Operating Officer or in such other position as the Board of Directors shall assign to Executive.  To the extent consistent with the Company’s Certificate of Incorporation (“articles”) and Bylaws (“bylaws”), Executive shall have all powers, duties and responsibilities necessary to carry out his duties, and such other powers and duties as the Board may prescribe consistent with the Company’s articles and bylaws.

2.2          Exclusive Services.  It is understood and agreed that the Executive may not engage in any other business activity during the Employment Term, whether or not for profit or other remuneration, without the prior written consent of the Company; provided, however, that the Executive may (i) manage personal and family investments (ii) engage in charitable, philanthropic, educational, religious, civic and similar types of activities to the extent that such activities do not hinder or otherwise interfere with the business of the Company or any affiliate or subsidiary of the Company, or the performance of the Executive’s duties under this Agreement and (iii) subject to the approval of the Board, serve as a director or as a member of an advisory board of another business enterprise.

2.3          Reporting Obligations.  In connection with the performance of his duties hereunder, the Executive shall report to the Chief Executive Officer.

ARTICLE III
COMPENSATION AND BENEFITS OF EMPLOYEE

3.1          Annual Base Salary.  The Company shall pay the Executive salary for the services to be rendered by him during the Employment Term at the rate of Two Hundred Seventy -Five Thousand Dollars ($275,000) annually (prorated for any portion of a year), subject to increases, if any, as the Company’s Compensation Committee may determine in its sole discretion after periodic review of the Executive’s performance of his duties hereunder not less frequently than annually.  Such base salary shall be payable in periodic installments in accordance with the terms of the Company’s regular payroll practices in effect from time to time during the term of this Agreement, but in no event less frequently than once each month.  Such base salary cannot be decreased.

3.2          Bonuses.  In addition to the base salary and other benefits provided to Executive hereunder, Executive is eligible to receive bonuses based on performance and Executive’s attainment of objectives established by the Board or Compensation Committee periodically.  For the fiscal year ended September 30, 2004, Executive shall be entitled to a bonus based on the executive bonus plan adopted by the Company and approved by the Company’s compensation committee, which would pay Executive a bonus of $275,000 if targeted performance is achieved.

3.3          Expenses.  The Company shall pay or reimburse the Executive for all reasonable, ordinary and necessary business expenses actually incurred or paid by the Executive in the performance of Executive’s services under this Agreement in accordance with the expense reimbursement policies of the Company in effect from time to time during the Employment Term, upon presentation of proper expense statements or vouchers or such other written supporting documents as the Company may reasonably require.

3.4          Vacation.  The Executive shall be entitled to four (4) weeks paid vacation for each calendar year (prorated for any portion of a year, as applicable).  Notwithstanding anything to the contrary in this Agreement, vacation time shall cease to accrue beyond eight weeks at any given time during the Employment Term.

3.5          Indemnification.  The Company has entered into a specific indemnification agreement with the Executive dated January 1, 2002.  The Company has in effect and will continue in full force and effect at all times during the Employment Term an officer’s and director’s liability insurance policy covering the Executive on terms no less favorable than those in effect on the Effective Date in all respects, including coverage and amounts.

3.6          Un-reimbursed Medical Expense and Tax Planning Expense.  The Company will reimburse Executive, upon presentation of bills incurred by Executive, for (a) up to $5,000 per year of medical expense incurred by Executive that is not otherwise paid under the benefit plans provided in accordance with Section 3.7 (including the deductible portion of any health benefit reimbursement), and (b) up to an additional $5,000 of expense incurred by Executive for tax and financial planning advice.

3.7          General Employment Benefits.  In addition to the benefits provided under other sections of this Agreement, the Executive shall be entitled to participate in, and to receive the benefits under, any pension, health, life, accident and disability insurance plans or programs and any other employee benefit or fringe benefit plans that the Company makes available generally to its employees, as the same may be in effect from time to time during the Employment Term.

ARTICLE IV
TERMINATION OF EMPLOYMENT

4.1          Termination.  This Agreement may be terminated earlier as provided for in this Article IV, or extended as set forth herein.

4.2          Termination For Cause.  The Company reserves the right to terminate this Agreement for cause upon:  (a) Executive’s willful and continued failure to substantially perform his duties with the Company (other than such failure resulting from his incapacity due to physical or mental illness) (b) Executive’s willful engagement in gross misconduct, as determined by the Board in good faith, which is materially and demonstrably injurious to the Company; or (c) Executive’s commission of a felony, or an act of fraud against the Company or its affiliates.  Any act or failure to act that is done or omitted to be done by Executive in good faith for the Company will be conclusively presumed not to be willful for purposes of this Section 4.2.  The Company may not terminate the Executive’s employment for cause under this Section 4.2 unless, in the case of Section 4.2(a), the Company has first provided Executive with written notice, specifying in detail the act or acts alleged to constitute cause, and provided the Executive with a period of not less than 30 calendar days to cure the failure in the manner specified in such notice.  The Executive’s employment may be terminated for cause only upon the adoption of a resolution by the affirmative vote of at least a majority of the Board (excluding the Executive, if the Executive is then a member of the Board) finding cause and terminating Executive’s employment for cause.

Executive shall not be entitled to any severance benefits and all stock options of the Company granted to Executive which have not vested shall be canceled upon termination for cause.

4.3          Termination Without Cause.  Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to terminate this Agreement at any time upon thirty (30) days’ written notice to Executive, without cause, subject to the express terms and provisions set forth in Sections 4.5 and 4.6.

4.4          Voluntary Termination by Executive without Good Reason.  Notwithstanding anything to the contrary in this Agreement, Executive may terminate this Agreement at any time upon thirty (30) days’ written notice to the Company, subject to the terms and provisions below.  The Company shall not be obligated to pay any severance benefit to Executive if Executive terminates this Agreement without Good Reason (as defined in Section 4.7) pursuant to this Section 4.4.

4.5          Severance.  In the event that during the Employment Term (i) the Executive is terminated by the Company “without cause” (as set forth in Section 4.3), (ii) the Executive terminates his employment for Good Reason (as defined in Section 4.7) or (iii) the Company fails to renew this Agreement in accordance with Section 1.2, then the Executive shall be provided or promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, un-reimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plan in which the Executive is a participant, and (ii) any bonus previously declared but not yet paid.  In addition, upon a termination under this Section 4.5, (a) any portion of any stock option of the Company (“Options”) granted to the Executive that is not then vested shall become fully vested and all Options shall be exercisable until the fifth anniversary of the grant date for the applicable Options, (b) the Company shall continue to pay to the Executive, in accordance with normal payroll practice for a period of twelve months after the date of such termination, a monthly amount equal one twelfth of the sum of Executive’s annual salary at the time of such termination, plus the amount of annual bonus that would be payable to Executive for the year in which such termination occurs had the Company achieved targeted performance, and (c) the Company shall continue to provide health insurance benefits for the Employee through the earlier of (i) the date that the Employee has obtained other full-time employment, or (ii) twelve months from the date of termination of employment.

4.6          Change of Control.  In the event that during the Employment Term and within twelve (12) months following a “Change of Control” (as defined below) (a “Change of Control Termination”) (i) the Executive is terminated by the Company without cause, (ii) the Executive terminates his employment for “Good Reason” as set forth in Section 4.7 of this Agreement, or (iii) the Company fails to renew this Agreement, the Executive shall promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, un-reimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plan in which the Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a lump sum cash payment equal to two (2) times the sum of Executive’s annual salary at the time of such termination, plus the amount of annual bonus that would be payable to Executive for the year in which such termination occurs had the Company achieved targeted performance; provided, however, that the Executive shall not be entitled to receive any amount pursuant to this Agreement (including any amount deemed to have been received by Executive due to acceleration of stock options or other benefits) which constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision or regulations promulgated thereunder.  In addition, upon a Change of Control Termination, any portion of any of the Options granted to the Executive that is not then vested shall become fully vested and all Options shall be exercisable until the fifth anniversary of the grant date for the applicable Options.  A “Change in Control Termination” will also include a termination of the Executive by the Company without cause or a termination by the Executive of his employment for “Good Reason,” as set forth in Section 4.7 of this Agreement, in either case, following the commencement of any discussion with a third person that ultimately results in a Change of Control (as defined below).  To the extent the provisions of this Agreement conflict with the terms of any agreement granting Options to the Executive or the Company’s 2001 Stock Incentive Plan, the foregoing provisions of this Agreement will control.

For purposes of this Section 4.6, a “Change of Control” shall mean an event involving one transaction or a series of related transactions in which (i) the Company issues securities representing more than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“the “Exchange Act”), or any successor provision) of the outstanding voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of the Company to any individual, firm, partnership, or other entity, including a “group” within the meaning of Section 13(d)(3) of the Exchange Act, (ii) the Company issues securities representing more than fifty percent (50%) voting stock of the Company in connection with a merger, consolidation or other business combination (other than for purposes of reincorporation), (iii) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a reincorporation), (iv) more than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“the “Exchange Act”), or any successor provision) of the outstanding voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of the Company are acquired by any individual, firm, partnership, or other entity, including a “group” within the meaning of

Section 13(d)(3) of the Exchange Act (excepting the liquidating trust formed pursuant to, or any class representative appointed in accordance with, the bankruptcy of AremisSoft Corporation), (v) more than fifty percent (50%) of the Company’s consolidated assets or earning power are sold or transferred, or (vi) the Board of the Company determines, in its sole and absolute discretion, that there has been a change in control of the Company; provided, however, that clauses (ii), (iii) and (iv), above, will constitute a “change in control” only if all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such merger, consolidation or other business combination or sale or transfer of earning power or assets (each, a “Business Combination”) beneficially own less than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s earning power or assets either directly or through one or more subsidiaries) and shall specifically not include any Change of Control that results from the issuance of securities or property in connection with a reorganization under the United States Bankruptcy Code, as amended.

4.7          Good Reason.  The Executive may terminate his employment for “Good Reason” after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstances constituting “Good Reason” within ten business days after receiving such notice.  Good Reason shall mean the occurrence of any of the following without the written consent of the Executive:  (i) the assignment to Executive of employment responsibilities which are not commensurate with the responsibilities assigned in this Agreement or, in the case of the twelve months following a Change of Control, of comparable responsibility and status as the employment responsibilities held by Executive immediately prior to a Change in Control; (ii)  a reduction by the Company in Executive’s base salary or, in the case of the twelve months following a Change of Control, targeted compensation (including targeted bonus compensation) as in effect immediately prior to a Change in Control; (iii)  the Company’s requiring Executive to be based anywhere other than within fifty (50) miles of the Company’s principal offices in Minneapolis, Minnesota, except for requirements of temporary travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to a Change in Control; (iv) a material reduction to which the Executive has objected in the overall mix of health and welfare benefits afforded Executive by the Company; (v) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 6.13 below; or (vi) after a Change of Control, except to the extent otherwise required by applicable law, the failure by the Company to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, bonus plan, life insurance plan, health-and-accident plan or disability plan in which Executive is participating immediately prior to a Change in Control (or plans providing Executive with substantially similar benefits), the taking of any action by the Company or the Subsidiary which would adversely affect Executive’s participation in, or materially reduce Executive’s benefits under, any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to such Change in Control, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled immediately prior to such Change in Control in accordance with the Company’s vacation policy as then in effect.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting “Good Reason” hereunder.

4.8          Mitigation.  The Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset by any claims the Company may have against the Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

4.9          Disability.  If Executive becomes permanently and totally disabled, this Agreement shall be terminated.  Executive shall be deemed permanently and totally disabled if he is unable, with reasonable accommodation, to engage in the activities required by this Agreement by reason of any medically determined physical or mental impairment, as confirmed by three independent physicians, which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than three months.  Upon termination due to disability, the Executive shall promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, unreimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plans in which the Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) shall receive his salary for the remainder of the term of this Agreement.

4.10        Death.  If Executive dies during the term of this Agreement, this Agreement shall be terminated on the last day of the calendar month of his death subject to the express terms and provisions below.  Upon termination due to death, the designated beneficiary, as provided in Section 6.8 below, or the estate or representative of Executive, shall promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, unreimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plans in which the Executive is a participant, and (ii) any bonus previously declared but not yet paid.

4.11        Effect of Termination.  Except as expressly provided for in this Agreement, the termination of employment shall not impair any obligation that accrued prior to termination, nor shall it excuse the performance of any obligation which is required or contemplated hereunder to be performed after termination, and any such obligation shall survive the termination of employment and this Agreement.

ARTICLE V
COVENANTS AND REPRESENTATIONS OF EMPLOYEE

5.1          Unfair and Non-Competition.  The Executive acknowledges that he will have access at the highest level to, and the opportunity to acquire knowledge of, the Company’s customer lists, customer needs, business plans, trade secrets and other confidential and proprietary information from which the Company may derive economic or competitive advantage, and that he is entering into the covenants and representations in this Article V in order to preserve the goodwill and going concern value of the Company, and to induce the Company to enter into this Agreement.  The Executive agrees not to compete with the Company or to engage in any unfair competition with the Company during the Employment Term and for a period of one year after termination of the Employment Term.  For purposes of this Agreement, the phrase “compete with the Company,” or the substantial equivalent thereof, means that Executive, either alone or as a partner, member, director, employee, shareholder or agent of any other business, or in any other individual or representative capacity, directly or indirectly owns, manages, operates, controls, or participates in the ownership, management, operation or control of, or works for or provides consulting services to, or permits the use of his name by, or lends money to, any business or activity which is or which becomes, at the time of the acts or conduct in question, directly competitive with the development, financing and/or marketing of the products, proposed products or services of the Company.  During the Employment Term, Executive shall not directly or indirectly acquire any stock or interest in any corporation, partnership, or other business entity that competes, directly or indirectly, with the business of the Company without obtaining the prior written consent of the Company.  Notwithstanding the foregoing, this Section 5.1 shall not apply:  (i) to the ownership or acquisition of stock or an interest representing less than a 5% beneficial interest in a corporation that is obligated to file reports with the Securities and Exchange Commission pursuant to the Exchange Act; or (ii) if the Company terminates Executive’s employment without cause.

5.2          Confidential Information.  Executive agrees to keep secret and to retain in the strictest confidence all material confidential matters which relate to the Company or its “affiliates” (as that term is defined in the Exchange Act), including, without limitation customer lists, client lists, trade secrets, pricing lists, business plans, financial projections and reports, business strategies, internal operating procedures, and other confidential business information:  (i) that is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy; (ii) from which the Company derives an economic or competitive advantage; or (iii) from which the Company might derive such advantage in its business, and not to intentionally disclose any such information to anyone outside of the Company, whether during or after the Employment Term, except in connection with pursuing in good faith the interests and business of the Company.  The foregoing restrictions and obligations under this Section 5.2 will not apply (i) to any confidential information that is or becomes generally available to the public or generally known to persons engaged in businesses similar to or related to that of the Company, other than as a result of a disclosure by Executive, (ii) if the Executive is required by law to make disclosure, or (iii) to disclosures to any director of the Company.  The Company may waive application of the foregoing restrictions and obligations in its discretion from time to time.

5.3          Non-Solicitation of Customers.  During the Employment Term, the Executive will have access to confidential records and data pertaining to the Company’s customers, their needs, and the relationship between the Company and its customers.  Such information is considered secret and is disclosed during the Employment Term in confidence.  Accordingly, during the Employment Term and for a period of one year after termination of the Employment, Executive and any entity controlled by him or with which he is associated (as the terms “control” and “associate” are defined in the Exchange Act) shall not, directly or indirectly (i) solicit for a competitive purpose, interfere with, induce or entice away any person or entity that is or was a client, customer or agent of the Company or its affiliates (as the term “affiliate” is defined in the Exchange Act) within the preceding 12 months or (ii) in any manner persuade or attempt to persuade any such person or entity (A) to discontinue its business relationship with the Company or its affiliates, or (B) to enter into a business relationship with any entity or person the loss of which the Executive should reasonably anticipate would be detrimental to the Company or its affiliates in any respect.

5.4          Non-Solicitation of Employees.  The Executive and any entity controlled by him or with which he is associated (as the terms “control” and “associate” are defined in the Exchange Act) shall not, during the Employment Term and for a period of one year after termination of the Employment, directly or indirectly solicit, interfere with, offer to hire or induce any person who is or was an officer or employee of the Company or any affiliate (as the term “affiliate” is defined in the Exchange Act) (other than secretarial personnel) to discontinue his or her relationship with the Company or an affiliate of the Company, in order to accept employment by, or enter into a business relationship with, any other entity or person.  (These acts are hereinafter referred to as the “prohibited acts of solicitation.”)  The foregoing restriction, however, shall not apply to solicitation of employees by advertising in periodicals of general circulation.

5.5          Return of Property.  Upon termination of his employment with the Company, the Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control..

5.6          Inventions.  All processes, inventions, patents, copyrights, trademarks and other intangible rights that may be conceived or developed by the Executive (hereafter, “Developments”), either alone or with others, during the Employment Term, whether or not conceived or developed during Executive’s working hours, and with respect to which the equipment, supplies, facilities or trade secret information of the Company was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development, or that result from any work performed by Executive for the Company, shall be the sole property of the Company.  Upon the request of the Company, Executive shall disclose to the Company all inventions or ideas conceived during the Employment Term, whether or not the property of the Company under the terms of this provision, provided that such disclosure shall be received by the Company in confidence.  Upon the request of the Company, Executive shall execute all documents, including patent applications and assignments, required by the Company to establish the Company’s rights under this provision.  Notwithstanding the foregoing, the provisions of this Section 5.6 shall not apply to any Development meeting the following conditions:

(a)           such Development was developed entirely on the Executive’s own time;

(b)           such Development was made without the use of any Company equipment, supplies, facility or trade secret information;

(c)           such Development does not relate (A) directly to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development; and

(d)           such Development does not result from any work performed by the Employee for the Company.

5.7          Representations.  The Executive represents and warrants to the Company that he has full power to enter into this Agreement and perform his duties hereunder, and that his execution and delivery of this Agreement and the performance of his duties shall not result in a breach of, or constitute a default under, any agreement or understanding, whether oral or written, including, without limitation, any restrictive covenant or confidentiality agreement, to which he is a party or by which he may be bound.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.1          Notices.  All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change or address or telex or facsimile number shall be effective only upon actual receipt by the other party.  Notices shall be delivered at the following addresses, unless changed as provided for herein.

To the Executive:                                                    Randy Tofteland
8325 Stone Creek Dr.
Chanhassen, MN  55317

To the Company:                                                    Board of Directors
SoftBrands, Inc.
Two Meridian Crossings
Minneapolis, Minnesota  55423

With Copy to:                                                                    Thomas Martin
Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, MN  55402
Facsimile:  (612) 340-7800

6.2          No Assignment, In General.  Except as provided below, this Agreement and the rights and obligations of the parties, may not be assigned by either party without the prior written consent of the other party.

6.3          Entire Agreement.  This Agreement and the documents delivered pursuant hereto supersedes any and all other agreements or understandings of the parties, either oral or written, with respect to the employment of the Executive by the Company, and contains the complete and final agreement and understanding of the parties with respect thereto; provided, however, that the foregoing will not apply that certain Indemnification Agreement dated as of

January 1, 2002 and, subject to Section 4.6, any existing option agreements granting Options to Executive.  The Executive acknowledges that no representation, inducements, promises or agreements, oral or otherwise, have been made by the Company or any of its officers, directors, employees, or agents, which are not expressed herein, and that no other agreement shall be valid or binding on the Company.

6.4          Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto.

6.5          Withholding Taxes.  All amounts payable under this Agreement, whether such payment is to be made in cash or other property, including without limitation stock of the Company, shall be subject to withholding for Federal, state and local income taxes, employment and payroll taxes and other legally required withholding taxes and contributions to the extent appropriate in the determination of the Company, and the Executive agrees to report all such amounts as ordinary income on his personal income tax returns and for all other purposes, as called for.

6.6          Severability.  If any provision of this Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent jurisdiction, the remaining provisions and terms of this Agreement shall not be affected by such judgment, and this Agreement shall be carried out as nearly as possible according to its original terms and intent and, to the full extent permitted by law, any provision or restrictions found to be invalid shall be amended with such modifications as may be necessary to cure such invalidity, and such restrictions shall apply as so modified, or if such provisions cannot be amended, they shall be deemed severable from the remaining provisions and the remaining provisions shall be fully enforceable in accordance with law.

6.7          Effect of Waiver.  The failure of either party to insist on strict compliance with any provision of this Agreement by the other party shall not be deemed a waiver of such provision, or a relinquishment of any right thereunder, or to affect either the validity of this Agreement, and shall not prevent enforcement of such provision, or any similar provision, at any time.

6.8          Designation of Beneficiary.  If the Executive shall die before receipt of all payments and benefits to which he is entitled under this Agreement, payment of such amounts or benefits in the manner provided herein shall be made to such beneficiary as he shall have designated in writing filed with the Secretary of the Company or, in the absence of such designation, to his estate or personal representative.

6.9          Settlement of Disputes.

(a)           Arbitration.  Except as provided in Section 6.9(b), any claims or disputes of any nature between the Company and the Executive arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement or any matter relating to the Employee’s employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in Minneapolis Minnesota, in accordance with the applicable rules of the American Arbitration

Association.  In the event of submission of any dispute to arbitration, each party shall, not later than 30 days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing.  The fees of the arbitrator(s) and other costs incurred by the Executive and the Company in connection with such arbitration shall be paid by the party that is unsuccessful in such arbitration, as determined by the arbitrator.  The decision of the arbitrator(s) shall be final and binding upon both parties.  Judgment of the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

(b)           Resolution of Certain Claims—Injunctive Relief.  Section 6.9(a) shall have no application to claims by the Company asserting a violation of Article V or seeking to enforce, by injunction or otherwise, the terms of Article V.  Such claims may be maintained by the Company in a lawsuit subject to the terms of Section 6.9(c).  The Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of Article V of this Agreement.  Accordingly, the Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Article V by applying for temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and without the necessity of proving actual damages.

(c)           Venue.  Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of Minnesota, County of Hennepin.  The Executive and the Company consent to the jurisdiction of such courts over the subject matter set forth in Section 6.9(b).

6.10        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

6.11        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  For the purpose of proving the authenticity of this Agreement, facsimile signature shall be treated the same as original signatures.

6.12        Company Representations.  The Company represents and warrants to the Executive that this Agreement will be duly authorized and approved by the Board not later than the Effective Date.  Copies of the resolutions of the Board evidencing such action will be provided to the Executive not later than the Effective Date.

6.13        Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company hereby agrees that it will require any successor (whether direct or indirect, by purchase, merger or consolidation or otherwise) to all or substantially all the business and/or assets of the Company, as a condition to effecting such transaction, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  The term “Company” shall include the Company as defined above in this Agreement and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law or otherwise.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

COMPANY:

SOFTBRANDS, INC.

By:	/s/ George Ellis
George Ellis, Chief Executive Officer

EXECUTIVE:

/s/ Randy B. Tofteland
Randy B. Tofteland